Exhibit 10.4
CHS Europe S.A.
Attn. Jean-Claude Favre
Avenue des Morgines 12,
1213 Petit-Lancy,
Switzerland

Date	18 April 2008
Our Ref.	CHS-08
Subject	Facility Agreement
Dear Sirs,
We are pleased to make available to you the following Facility, which shall be uncommitted and repayable on demand, on the terms and conditions set out in this letter, hereinafter referred to as the Facility Agreement:

Borrower	CHS Europe S.A., having its registered address at, Avenue des Morgines 12, 1213 Petit-Lancy, Switzerland, hereinafter referred to as the Client.

Lender	Fortis Bank (Nederland) N.V., hereinafter referred to as the Bank.

1. Facility

Facility A	USD 75,000,000 (in words: seventy five million US Dollars) or its equivalent in any freely convertible currency.

Purpose	For the financing of your normal self-liquidating trade transactions in grains and edible oil; the purchase of pre-sold goods under import Letter of Credits (L/C’s) or documentary collections payable with us and the subsequent sales through L/C’s or Cash Against Documents (CAD), with a maximum transaction tenor of 180 days, as further defined under Collateral.

Availability	The Facility may be utilized, subject to our prior approval by means of (i) overdrafts in current account, (ii) the issuance of guarantees on terms acceptable to the Bank, (iii) the opening of (stand-by) L/C’s and by means of short —term loans for your account and at your own risk.

Within the facility the following sub-limits are available:

Sub-limit 1	USD 35,000,000 (in words: thirty five million US Dollars) or its equivalent in any freely convertible currency is available for the financing of goods stored inland, goods in transit on rail and the subsequent storage of goods at Russian and/or Ukrainian ports, within this sub-limit the following collateral caps will apply:

(i) a maximum aggregate amount of USD 10,000,000 (in words: ten million US Dollars) in respect of goods in transit on railway wagons;

(ii) a maximum aggregate amount of USD 20,000,000 (in
Fortis Bank (Nederland) N.V.
ECT Commodities / Agri
Coolsingel 93
P.O. Box 749
3000 AS
Rotterdam
The Netherlands
www.fortisbank.nl
Telephone +31 (0)10 401 6508
Fax +31 (0)10 401 6558
E-Mail phiroze.mogrelia@nl. fortis.com

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words: twenty million US Dollars) in respect of goods held under Forwarder’s Certificate of Receipt (FCRs) at Russian and/or Ukrainian ports.

All of which is further defined below under Collateral.

Sub-limit 2	USD 15,000,000. — (in words: fifteen million US Dollars) or its equivalent in any freely convertible currency is available for the financing of:

	(i)	goods at destinations in Europe, the Middle East and Africa, accompanied by transactional information in the event no local pledge over the goods is available;

	(ii)	goods stored in the Client’s own warehouses in the Former Soviet Union (FSU) accompanied by transactional information wherever possible;

	(iii)	freight in respect of transactions financed by the Bank, Payment will be made upon completion of the loading of the vessel directly to the ship-owner or charterer for the full freight amount only against receipt by us of copies of the respective freight invoice and the corresponding B/L, or other acceptable evidence of shipment;

	(iv)	to issue bid bonds with a maximum tenor of 180 days and performance bonds with a maximum tenor of 360 days, up to an aggregate amount of USD 10,000,000;

	(v)	Variation margins for futures positions relating to transactions financed by the Bank.

Facility B FX-forwards/options	The Bank has reserved an internal limit for your foreign exchange (FX) transactions (including FX forwards and options) for a maximum tenor of 1 year. For any such transaction between you and the Bank, the internal limit will automatically be applied. In the event that this internal limit (as calculated by the Bank) is exceeded or about to be exceeded, the Bank reserves the right not to engage in new transactions with you, until such moment that under the limit sufficient availability exists for new transaction(s). However, exceeding this internal limit does not automatically imply that the Bank will close your exceeding positions and/or will demand the granting of security in a form and to the extent desired by the Bank, unless you are in default of your obligations under any derivative related agreement(s) as signed between you and the Bank.

2. Security documents	You undertake to the Bank that during the period that this Facility is available, in whole or in part, or that any amount or liability remains

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outstanding thereunder, you shall execute or have executed in favour of the Bank the following documents, acceptable in form and substance, to act as security to the Bank for the payment of all amounts which may be due to the Bank, now or at any time and in whatever regard ( hereinafter referred to as the Security Documents):

•     First ranking lien on negotiable documents (such as acceptable warrants and acceptable full sets of B/L’s issued or assigned to bearer or endorsed either in blank or to the order of the Bank) that are or will be in the possession of the Bank, in accordance with the General Banking Conditions, in particular article 18 thereof,

• Pledge of Stock to be provided by you according to Swiss law. (enclosed)

• Pledge of Stock to be provided by you according to Russian law. (to be sent separately)

• Pledge of Stock to be provided by you according to Ukrainian law. (to be sent separately)

• General Assignments of Receivables to be provided by you according to Swiss law. (enclosed)

• Letter of Comfort to be provided by CHS Inc USA in wording acceptable to the Bank. (enclosed)

• Corporate Guarantee to be provided by CHS Inc USA., according to US law. (enclosed)

• Stock Monitoring Agreement with an acceptable surveyor for stocks stored in third party warehouses in Russia and Ukraine. (to be arranged)

• International Swaps and Derivatives Association (ISDA) Agreement in respect of your Foreign Exchange contracts. (to be executed separately)

3. Collateral	Pursuant to the Security Documents as detailed above and/or further documents to be executed in our favour and the General Banking Conditions, including articles 18 and 19 thereof, and without prejudice to the Bank’s rights therein, you are required to deliver to the Bank the following, acceptable in form and substance, that will act as collateral to the Bank:

Bills of Lading	Goods paid for and sold to acceptable buyers, represented by a full set of original Bills of Lading (B/L’s ), in the possession of the Bank, in negotiable form issued to order and endorsed in blank or to the Bank’s order, may act as collateral under the Facility A.

Such B/L’s will have an advance rate equal to 100% of the lower of either the purchase price or market value when (i) (to be) received under import L/C’s (front to back and straight L/C) or (ii) (to be) presented under export L/C or (iii) (to be)

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presented under bank collection. The maximum financing tenor shall be 180 days.

Freight	An acceptable copy B/L plus copy freight invoice representing transport charges related to a transaction financed by the Bank, may act as collateral under sub-limit 3 and will have an advance rate of 100% of the freight invoice value. The maximum financing tenor is 60 days, during which the full set original B/L’s issued to our order will have to reach our counters.

Goods	Goods that are fully paid for, sold to acceptable buyers and pledged to the Bank may act as collateral to the Bank when represented by

(i) FCR’s issued by acceptable forwarders in respect of stocks stored at Russian and Ukrainian ports and will have an advance rate of 90% of the lower of the purchase or market value within sub-limit 1, for a maximum financing tenor of 30 days;

(ii) Copies of acceptable domestic Warehouse Receipts (WRs) attorning the material to the sole order of the Bank provided by an acceptable surveyor under a Stock Monitoring Agreement, in respect of stocks stored in third party inland silos in Russia and Ukraine, which will have advance rate of 80% of the lower of the purchase or market value within sub-limit 1. In cases where the stock are stored on the Client’s premises transactional information is to be provided in lieu of a SMA and will have will have advance rate of 80% of the lower of the purchase or market value within sub-limit 1, with a maximum financing tenor of 120 days;

(iii) Lists of Railway Bills (RWB) for goods in transit on rail and will have an advance rate of 80% of the lower of the purchase or market value within sub-limit 1, for a maximum financing tenor of 30 days.

Receivables	Receivables duly assigned to the Bank, domiciling payment to your account with the Bank, may act as collateral under the Facility and its sub-limits. Such receivables will have an advance rate of 100% of the sales invoice value up to the maximum credit limit of the credit insurance on that particular debtor and within the overall Facility amount. The maximum financing tenor is 45 days, commencing from sales invoice date.

Receivables that do not comply with the above or that are unpaid 30 days after their due date will not be assigned an advance rate, without prejudice to the Bank’s rights under the Security Documents.

You are obliged to notify the debtors that the debt is assigned to the Bank. The Bank however reserves the right to notify debtors of the

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assigning of their debt to the Bank and/or take any such action as it may deem necessary to ensure the Bank’s security over the debt is perfected. Such action will be notified to you when considered appropriate.

In the event that any of the collateral exceeds the maximum tenor as specified or the Bank, in its sole discretion, considers that certain collateral no longer provides adequate security, the Bank may decide to not apply an advance rate, without prejudice to the Bank’s rights under this Facility Agreement and the Security Documents. If such decision leads to a situation where the total amount actually outstanding under the Facility exceeds the value of the collateral available, then you are under an obligation to grant to the Bank immediately on its request other acceptable collateral as replacement, or to reduce the amount outstanding so that the outstanding is fully covered by the available collateral.

4. Insurance
Transport insurance	You undertake to the Bank that the goods financed by the Bank are at all times properly insured against the usual risks, including but not limited to political risks, occurring during transportation, transit and storage of the goods.

Where you are contractually obliged to insure said goods, adequate insurance cover is to be evidenced by submission to the Bank of a copy of your transport/storage or individual insurance certificate where appropriate or other appropriate documents as the Bank may require, issued by an insurance company acceptable to the Bank. Where your contractual responsibility does not extend to the insurance of the goods then you are required to take out Seller’s Risk insurance for the goods and lodge a copy of the policy with the Bank.

Further, you undertake to the Bank that all goods financed by the Bank are shipped on vessels which comply with the International Management Code for the Safe Operation of Ships and for Pollution Prevention (ISM Code) and the International Ship and Port Facility Security Code (ISPS). You shall provide a copy of the relevant Safety Management Certificate (SMC), which verifies that the shipping company and shipboard management of the vessel concerned operate in accordance with the approved safety management system and evidence compliance with the aforementioned codes, should the Bank so request.

Credit insurance	You undertake to the Bank that the receivables advanced by the Bank are covered by a credit insurance policy with acceptable terms.

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Interest & loss payee	Adequate insurance cover is to be evidenced by submission to the Bank of a copy of your transport insurance policy and credit insurance policy and where appropriate (or other appropriate documents as the Bank may require) issued by an acceptable insurance company.

The Bank is to be nominated as a loss payee in your transport and credit insurance policy. A note of the Bank’s interest must be provided to the Bank

Evidence must also be provided by you of receipt of the relevant premiums by the insurance broker on an annual basis or at such intervals as the Bank shall specify and if requested by the Bank, a letter from the relevant broker undertaking to effect payment to the Bank of the proceeds of any claim.

5. Undertakings and covenants	You undertake to the Bank that during the period that this Facility is available, in whole or in part, or that any amount or liability remains outstanding thereunder, you shall:

1. Provide the following:

• Your statutory annual reports and the audited annual reports of CHS Inc USA, at the latest within 6 months after the end of the financial year.

• Your internal quarterly financial reports, at the latest within 3 months after the end of the aforementioned financial period.

2. Comply with the following:

•     You shall attain and maintain a minimum Working Capital of USD 15,000,000 (in words: fifteen million US Dollars) before the commencement of financing which is to be substantiated by your opening Balance Sheet and verified on a quarterly basis by the Bank.

• You shall attain and maintain a Bank Debt to Liable Capital ratio of 6:1 which is to be verified on a quarterly basis by the Bank.

Compliance with the financial covenants shall be established, or not, by the financial statements delivered to the Bank pursuant to 1 above and are determined on the basis of your — currently applicable and broadly accepted — accounting rules. If at any time these rules would be changed, or if, due to international developments like the implementation of International Financial Reporting Standards, different accounting rules would be applied causing a change in the outcome of the mentioned covenants whilst other circumstances

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regarding your company remain unchanged, you undertake to inform the Bank as soon as reasonably possible of the nature and consequences of the changed accounting rules.

The Bank has then the right to redefine the level of the referred financial covenants or the way of computing these covenants. Prior to redefining financial covenants, the Bank will consult you in order to enable you to render your opinion on the new covenants.

3. Agree to the following:

• to evidence that all consents required enabling you to enter into the Facility Agreement and to perform your obligations thereunder have been obtained and are in full force and effect;

•     that the Bank reserves the right to carry-out due diligence in respect of cargoes financed by the Bank which may include the monitoring of vessel movements and the verification and authentication of Bills of Lading. The Bank may select parties at its sole discretion to execute these tasks which may include the International Maritime Bureau;

• that the Bank will have the right to check your stock position at random at the warehouses;

• that the Bank will have the right to pre-approved storage facilities and request stock audits;

• a Cross Default Clause in respect to the Syndicated Credit Facility provided to CHS Inc USA;

• a Pari — Passu clause being applicable;

• that the Bank will have the right to request an audit of your risk management procedures.

4. Procure that:

• the Bank will receive monthly overviews of warehouse charges or other amounts due to the warehouse by you;

• the Bank will receive statements from your local offices in Russia and Ukraine in the event goods are stored in your warehouses;

•     ensure that each transaction or cycle of transactions, including any request for variation margin payment, is subject to separate approval by the Bank. As such you shall provide the Bank with relevant transaction information in advance, indicating seller, quantity, purchase price, purchase conditions, freight costs, shipment details, buyer, sales price, sales conditions and any other information the Bank may require.

6. Charges
Interest rate debit	The interest rate for debit balances on current account will fluctuate

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and is based on the cost of funds for the respective currency and increased by a margin of

– 0.65% per annum for debit balances under facility A;

– 1% per annum for debit balances under sub-limit 1;

– 0.80% per annum for debit balances under sub-limit 2.

The rates are regularly adjusted by the Bank as market conditions change.

Interest will be charged in arrears on a monthly basis.

Facility Arrangement Fee	A one time arrangement fee of USD 15,000 will be charged upon the acceptance of this Facility Agreement.

Expenses and costs	Expenses and costs, including but not limited to legal fees and out-of-pocket expenses, if any, incurred by the Bank in preparing, perfecting and maintaining the Facility granted under this Facility Agreement are to be borne by you and charged to your account with the Bank.

7. Other conditions
Conditions Precedent	The Bank will not make the Facility available until we have received in each case in form and substance satisfactory to us in all respects, the documents, items and evidence specified below (or we have waived any one or more of them at our absolute discretion subject to any condition(s) which we deem fit):

• Duly signed acceptance of this Facility Agreement;

• Duly executed originals of each of the Security Documents;

• Documentation as required under clause 4 above;

•     Duly executed originals of all other documents required from time to time by the Bank to establish a client relationship and conforming to guidelines as may be laid down by applicable banking and regulatory bodies.

Notices	All notices, demands or other communications between the Bank and the Clients shall be made in writing to the following addresses:

If to the Client:
Avenue des Morgines 12,
1213 Petit-Lancy,
Switzerland
Fax. no.: +41 22 7090112
Attention: Jean-Claude Favre

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If to the Bank:
Fortis Bank (Nederland) N.V.
ECT Commodities — Agri
P.O. Box 749
3000 AS Rotterdam
The Netherlands
Fax. no.: +31 10 401 6558
Attention: Phiroze Mogrelia

Any written notices, demands or other communications are subject to the terms and conditions as defined in clause 9 of the Facility Agreement Definitions, Terms and Conditions.

8. General conditions	The Bank’s General Banking Conditions and the Facility Agreement Definitions, Terms and Conditions, as these may be amended from time to time are applicable to and form an integral part of this Facility Agreement.

In case of discrepancies between these documents the Facility Agreement will prevail to the extent of such conflict only. In the event of discrepancies between such General Banking Conditions and the Facility Agreement Definitions, Terms and Conditions, the latter will prevail to the extent of such conflict only.

A copy of the General Banking Conditions and the Facility Agreement Definitions, Terms and Conditions is enclosed and your acceptance of the Facility Agreement implies receipt and acceptance of these documents.

9. Governing law	This Facility Agreement is governed by and construed in accordance with Dutch law. All disputes arising from this Facility Agreement shall be settled by the competent court in the Netherlands, without prejudice to the Bank’s right to bring any dispute before any foreign court of competent jurisdiction.

You irrevocably waive any objection you may now or hereafter have to the commencement of any action or proceeding in any court and any claim you may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.
This offer will expire if the Bank does not receive your signed acceptance of this Facility Agreement initialled one ach page and duly signed, within 30 days after the date of this letter.

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We trust this arrangement meets with your requirements and look forward to start our mutually successful relationship.
Yours faithfully
Fortis Bank (Nederland) N.V.

U. Zutshi	P. Mogrelia
Acceptance for and on behalf of CHS Europe S.A.

Name:	Name:

Title:	Title:

Enclosed	Facility Agreement: Definitions, Terms and Conditions
General Banking Conditions
Pledge of Stocks according to Swiss law
General Assignments of Receivables according to Swiss law
Corporate Guarantee according to US law
Letter of Comfort

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Facility Agreement: Definitions, Terms and Conditions
These are the definitions, terms and conditions upon which the Facility, as set out in the Bank’s Facility Agreement, is granted and are incorporated into the Facility Agreement as expressly set out therein.
The headings herein are for convenience only and are to be ignored in constructing the Facility Agreement: Definitions, Terms and Conditions.

1. Definitions

Acceptable	Acceptable to the Bank.

Advance	Each and any sum drawn by you under the Facility however utilised.

Advance Rate	The percentage applied to the value of acceptable collateral to determine the amount of an advance that may be granted by the Bank.

Bank	Fortis Bank (Nederland) N.V.

Bank Debt	Total of bank loans, bank overdrafts and credit-replacing guarantees.

Bank Leverage	Liable Capital to Bank Debt.

Capital	Total of paid-up capital, distributable and non-distributable reserves and retained earnings.

Client(s)	Party(ies) mentioned as Borrower(s) within the Facility Agreement.

Cost of Funds	Such rate of interest as determined by the Bank, to be the cost of funding any overdrafts or other extensions of credit using funding sources selected by the Bank in its sole discretion, based on short-term money market rates (tomorrow’s next) for the respective currency.

Cross Default Clause	The occurrence of any or all events as per Clause 4(d) of this Facility Agreement: Definitions, Terms and Conditions

Current Ratio	Current assets minus loans to shareholders or directors, minus non-trade receivables on related companies, divided by current liabilities.

Daily Delivery Limit or DDL	The maximum amount of the counter value of the spot or forward transactions that mature on any one day and will be transferred from or to the account of the Client(s) with another bank.

EBITDA	Earnings before interest, tax, depreciation and amortisation.

Encumbrance	Any mortgage charge pledge lien hypothecation assignment security interest or other encumbrance securing any obligation of any person.

EURIBOR	European Inter Bank Offered Rate. In respect of any interest

Facility Agreement: Definitions, Terms and Conditions

period or other period and in relation to the advance or any unpaid sum, the rate per annum determined by the Bank to be the rate of interest at which it is offered deposits for a period equal to the relevant interest period or other period in the European Inter-Bank Market, two business days before the commencement of such interest period.

Euro or EUR	The current lawful currency of certain European Union Member States.

Facility	The total overall credit line available under any or all facilities as defined in the Facility Agreement.

Facility Agreement	The facility agreement entered into between the Client(s) and the Bank to which this Facility Agreement: Definitions, Terms and Conditions forms an integral part.

FBNBR	Fortis Bank Nederland Basis Rate (FBNBR). The rate of interest for Euro, determined by the Bank to be the cost of funding any overdrafts or other extension of credit using funding sources selected by the Bank in its sole discretion. This rate is daily published in Het Financiële Dagblad.

Fortis Bank (Nederland) N.V.	Fortis Bank (Nederland) N.V. having its registered address at Blaak 555, 3011 GB Rotterdam, The Netherlands, also having offices at Coolsingel 93, 3012 AE Rotterdam, The Netherlands, and at Herengracht 548, 3017 CG Amsterdam, The Netherlands, and its respective successors.

Gearing	Liable Capital to the total interest bearing debt.

General Banking Conditions	General Banking Conditions of the Bank, as compiled by the Dutch Bankers Association (Nederlandse Vereniging van Banken) and lodged at the office of the Amsterdam and Rotterdam District Courts.

Guarantor	Any party providing a Guarantee in favour of the Bank in respect of the obligations of the Client(s) under the Facility Agreement.

Initial Margin	The amount required as a returnable good faith deposit in connection with futures or options contracts executed on a futures exchange. The applicable sum is defined by the relevant exchange or clearing house and adjusted from time to time according to market conditions.

Intangible Assets	Total of goodwill, licences, software and other immaterial assets.

Interest Coverage Ratio	EBITDA divided by total gross interest payable.

Leverage	Liable Capital to current liabilities.

Liable Capital	Total of Capital, minority interests and subordinated debt, minus loans to shareholders or directors, minus non-trade

Facility Agreement: Definitions, Terms and Conditions

receivables on related companies, minus Intangible Assets.

LIBOR	London Inter-Bank Offered Rate. In respect of any interest period or other period and in relation to the advance or any unpaid sum, the rate per annum determined by the Bank to be the rate of interest at which it is offered deposits for a period equal to the relevant interest period or other period in the London Inter-Bank Market, two business days before the commencement of such interest period.

Major(s) or Major Companies	Companies defined at the sole discretion of the Bank as having acceptable counterpart risk.

Market Value	Such value as to be determined at the sole discretion of the Bank.

Maximum Transaction Limit or MTL	The maximum total amount of outstanding spot and forward foreign exchange contracts permitted at any one time.

The total counter value in the currency of the Facility of all purchase and sales transactions will be set-off by the Bank to determine the free balance under the MTL for closing new foreign exchange transactions. All spot and forward transactions will be executed through Client(s)’s current account(s).

Obligor	Any or all of the Client(s) and the Guarantor(s) and any other party to the Facility Agreement or any of the Security Documents, other than the Bank.

Positive Net Equity	The positive cash balance on the Client(s)’s broker account readily available for the Client(s) to be transferred to the Client(s)’s account with the Bank. The positive net equity is derived from the positive balance of the sum of the Current Ledger and the Variation Margin.

Pounds Sterling or GBP	The current lawful currency of the United Kingdom of Great Britain and Northern Ireland.

Risk Exposure Limit or REL	The maximum total amount of a possible loss on account of the (fictitious) liquidation of all outstanding foreign exchange contracts permitted at any one time.

All contracts will be daily re-valued by the Bank on the basis of the difference between the agreed contract rates and current market prices. A possible negative result will be set-off against the REL.

Security Document(s)	Any or all of the documents mentioned in Clause 2 of the Facility Agreement and any other document from time to time executed by any party in favour of the Bank as security for the obligations of the Client(s) towards the Bank.

Solvency	Liable Capital divided by balance sheet total.

Sub-Limit	Part of a Facility that is made available by the Bank for

Facility Agreement: Definitions, Terms and Conditions

another purpose than that of the overall facility where it is a part of.

Subordinated Debt	Debt that is subordinated to the Bank, which may only qualify as such if: (i) a written agreement in the Bank’s standard format has been executed by the relevant parties, confirming that the relevant debts are subordinated to the liabilities owing by Client to Bank; or (ii) an acceptable auditor confirms the subordinated status of the debt.

Total Bank Debt	Total of bank loans, bank overdrafts, guarantees and letters of credit.

Total Bank Leverage	Liable Capital to Total Bank Debt.

US Dollars or USD	The current lawful currency of the United States of America.

Variation Margin	The amount required to be paid in support of outstanding futures / options contracts executed on a futures exchange which, when re-valued, would result in a loss if liquidation of the contracts was to occur. The variation margin is calculated on a daily basis by re-valuing existing contracts at the prevailing prices.

We, Us and Our	The Bank.

Working Capital	Current assets minus current liabilities, minus loans to shareholders or directors, minus non-trade receivables on related companies.

You, Your and Company	Client(s).
2. Terms and Conditions
1. General
1.1	Unless the contrary intention appears, a reference herein to
(a)	a provision of a law is a reference to that provision as amended or re-enacted;

(b)	a Clause or an Appendix is a reference to a clause or an appendix to the Facility Agreement: Definitions, Terms and Conditions;

(c)	a person, whether being legal and/or natural, includes its permitted successor, transferees and assigns.
1.2	Words used in the Facility Agreement and Facility Agreement: Definitions, Terms and Conditions such as hereunder, hereto, hereof and herein and other words commencing with here, shall, unless the context clearly indicates the contrary, refer to the whole of this Facility Agreement and Facility Agreement: Definitions, Terms and Conditions and not to any particular clause, sub-clause, paragraph or sub-paragraph hereof. Any reference to any clause, sub-clause, paragraph or sub-paragraph shall be reference to the clause, sub-clause, paragraph or sub-paragraph, whichever is applicable, of the Facility Agreement and Facility Agreement: Definitions, Terms and Conditions, unless it is indicated that reference to some other provision is intended.

1.3	Definitions in the Facility Agreement and Facility Agreement: Definitions, Terms and Conditions importing the singular include the plural and vice versa, definitions importing a gender include every gender and references to persons include bodies corporate and unincorporated. The headings in the Facility Agreement and Facility Agreement: Definitions, Terms and Conditions are inserted for convenience only

Facility Agreement: Definitions, Terms and Conditions
and shall be ignored in interpreting and/or enforcing the Facility Agreement and Facility Agreement: Definitions, Terms and Conditions or any clause hereof.

2.	Interest, Commission, Fees and Other

2.1	All interest, commission, fees, and any other payments of an annual nature shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year, in the case of amounts payable in currencies other than Pounds Sterling, and a 365 day year, in the case of amounts payable in Pounds Sterling.

2.2	If you fail to pay any sum or sums payable under the Facility on demand or fail to adhere to any of the terms and conditions of the Facility Agreement, you will pay to us interest, in addition to any sum or sums due, in the currency of such sum on the amount of the sum not paid or, in the case of non-adherence to the terms and conditions of the Facility Agreement, on an amount as determined by the Bank, but in any case limited to the maximum amount outstanding under the Facility, from the date of such failure to the date of actual payment or adherence (as well after as before judgement) at such rate over the Bank’s cost of funds and for such period as the Bank in its absolute discretion shall determine. Such interest shall accrue daily and be compounded on our usual monthly charging days and shall be payable at any time on demand.

2.3	You will pay all taxes and duties (including any payable by us) in connection with the Facility Agreement and all documents and Security Documents issued pursuant to it.

2.4	You shall make each payment due to be made to the Bank under the Facility Agreement free and clear of, and without deduction or set-off whatsoever, including, without limitation, for or on account of tax, unless the Client(s) is required by law to make such a payment subject to the deduction or withholding of tax. If the Client(s) is required so to deduct or withhold any tax or amounts in respect of tax, or make any other deductions from any amount to be paid by the Client(s) to the Bank under the Facility Agreement, the Client(s) shall pay such additional amounts as may be necessary to ensure that, after the making of such deduction or withholding, the Bank receives and retains (free from any liability in respect of any such deduction or withholdings other than in respect of tax on its own overall net income) a net sum equal to the sum which it would have so received and so retained had no such deduction or withholding been made.

2.5	You will pay to us on demand any amount (as certified by us) which we may from time to time certify to be necessary to compensate us for any increased costs or reduction in return resulting from compliance with any change in, or in the interpretation of, any law or regulation or any official directive or request (whether or not having the force of law) including without limitation any such change relating to mandatory liquid asset and special deposit requirements.

3.	Representations and Warranties

You represent warrant and undertake to us, on the date of your acceptance of the Facility Agreement and on each date that the Facility is available or any sum is outstanding (with reference to the facts and circumstances then existing), as follows:

(a)	you are duly incorporated and validly existing under the laws of the place of incorporation. You have power to carry on your business as now carried on, to own all of your assets and to enter into and perform your obligations under the Facility Agreement and the Security Documents;

(b)	the Facility Agreement and each Security Document (i) constitutes legal valid and binding obligations in accordance with their respective terms on your part, (ii) has been duly authorised and executed by you and (iii) does not and its execution, delivery and performance and the use of the Facility will not breach your Articles of Association or any agreement or obligation by which you are bound or violate any applicable law;

(c)	your obligations under the Facility Agreement and each Security Document to which you are a party are your unconditional and un-subordinated obligations and rank at least pari passu with all of your unsecured and un-subordinated indebtedness (present or future, and actual or contingent) other than obligations which are mandatory preferred by law;

(d)	all approvals, authorisations, consents, licences, permissions and registrations which it is necessary or advisable for you to obtain from any governmental local public or other authority or without limitation any third party for the purpose of or relating to the Facility and the Facility Agreement and the Security Documents have been obtained and are in force and all provisions and conditions thereof have been complied with;

(e)	there are no pending or to your knowledge (after due and careful enquiry) threatened actions or legal proceedings affecting you which may have a material adverse effect on your business, assets or financial condition;

Facility Agreement: Definitions, Terms and Conditions
(f)	you are not in breach of or in default under any agreement or obligation relating to (or analogous to) financial indebtedness;

(g)	all information supplied to us in contemplation of the Facility was true at the date of the Facility Agreement and did not omit anything material to be known by any proposed lender to you, no change has occurred since the date of the information already supplied which renders it untrue or misleading and all projections and statements of belief and opinion given by you to us were made in good faith after due and careful enquiry;

(h)	your latest financial statements give a true and fair view of your affairs and fairly present your financial position and your results and operations as at and for the period ended on the date up to which those financial statements were prepared and there has been no material adverse change in your business, assets or financial position since that date;

(i)	you have good and marketable title to all your assets and all the information provided by you or on your behalf was true in all respects.

4.	Undertakings
So long as any Facility is available or amounts are outstanding thereunder you undertake to us that:
(a)	you shall not without the prior written consent of the Bank create, assume, permit and shall procure that your subsidiaries shall not create, assume or permit any mortgage, charge, pledge, lien or other encumbrance upon all or any part of your or your subsidiaries present or future current assets (including but not limited to stocks and receivables) other than for short term transactional finance provided by other banks and to the banks who finance those transactions, limited to those goods which have been financed by those banks provided that those goods are not subject of an encumbrance granted in favour of the Bank;

(b)	if the Facility Agreement is made available to more than one Client, each Client is jointly and severally liable for all claims that the Bank has or will have on (any of) the Client(s) under any heading whatsoever. By signing the Facility Agreement each Client subordinates in favour of the Bank all of its present and future claims on any other Client to all present and future claims that the Bank has on such Client in whatever regard. In the event the Bank has released any of the Clients from such joint and several liability or makes some arrangement with any Client, whether or not for final receipt of payment, such will only be subject to the reservation that all the other Clients remain fully jointly and severally liable for the obligations of the Clients;

(c)	you will notify us forthwith of any occurrence, since the period covered in the most recent financial reports as required and duly received by the Bank, which in the opinion of the Bank might have a materially adverse effect on (i) your or any of the other Obligors’ financial condition, results of operation or business or (ii) your or any of the other Obligors’ ability to duly and punctually perform the obligations under the Facility Agreement, or under any of the Security Documents or (iii) the validity, legality or enforceability of any of the Facility Agreement or the Security Documents;

(d)	in the event that the Facility Agreement mentions that a cross default clause is applicable, you will notify us forthwith when (i) any indebtedness of any of the Obligors is not paid when due and/or (ii) any indebtedness of any of the Obligors is declared to be or otherwise becomes due and payable prior to its specified maturity and/or (iii) any commitment for any indebtedness of any of the Obligors is cancelled or suspended by any one of the Obligors’ creditors and/or (iv) any of the Obligors’ creditors becomes entitled to declare any indebtedness of any of the Obligors’ due and payable prior to its specified maturity;

(e)	you will permit the Bank at any time on written notice to enter in any warehouse or other premises in which goods financed by the Bank are stored and to inspect such goods. You will procure the co-operation of the warehouse owners and operators and procure that they provide to us all such information as to the identity, location and condition of the goods as we shall from time to time demand;

(f)	you empower the Bank at any time with the right to verify the details of the Bank’s collateral administration at your offices and agree to provide the Bank’s chosen auditors with such information as they may require;

(g)	you will indemnify the Bank against any loss or expense (including but not limited to legal expenses) which the Bank may certify as incurred by it as a consequence of any default in payment by you of any sum when due or demanded and/or any breach by you of any provision of the Facility Agreement or any of the Security Documents, as to which in each case the Bank’s certificate shall (save for manifest error) be conclusive.

5.	Risk Exposure Clause

Should the Risk Exposure Limit (REL) be exceeded at any time, the Bank reserves the

Facility Agreement: Definitions, Terms and Conditions
right to require the Client(s) to provide such cash collateral or other security as the Bank may reasonably require, as security for the payment and discharge of your obligations to the Bank in respect of such contracts between the Client(s) and the Bank and represent the excess of the Risk Exposure Limit as mentioned in the Facility Agreement, failure to provide such extra security shall constitute an event of default under the Facility Agreement. All contracts are to be settled across your accounts held at the Bank.

6.	Default

Unless otherwise agreed the Facility granted under the Facility Agreement is daily revocable and repayable on demand. Without any limitation of the Bank’s rights under such a Facility, the sum of the indebtedness and/or outstandings of the Client(s) to the Bank will be claimable without the need for prior notice of default — and the Client(s) will be in default vis-à-vis the Bank — in, though not limited to, the following cases:
–	if an Obligor does not pay on the due date any amount payable pursuant to the Facility Agreement of any of the Security Documents at the place at and in the currency in which it is expressed to be payable unless such payment is made within three (3) days of the due date;

–	if one or more of the conditions or provisions relating to the indebtedness and/or outstandings granted to the Client(s) and the offer accepted by the Client(s) is/are not met or is/are no longer being met;

–	if any of the other obligations of any of the Obligors under the Facility Agreement and/or the Security Documents is not complied with and such default is not remedied within a period of seven (7) days;

–	if the Bank has grounds to fear that any of the Obligors will fail on the performance of the above mentioned commitments;

–	if any of the Obligors files a petition for suspension of payment;

–	if any of the Obligors is granted a temporary suspension of payment;

–	if the bankruptcy of any of the Obligors has/have been petitioned for;

–	if any of the Obligors is declared bankrupt;

–	if the assets of any of the Obligors are made subject to executory seizure or garnishee, which seizure or garnishee is not lifted within seven (7) days, during which period the Bank is entitled to suspend any and all of its obligations under the Facility;

–	if changes in the legal form of any of the Obligors or if any of the Obligors ceases to exist or goes into liquidation, or if any of the Obligors ceases their business in whole or in part or if the business is halted in whole or in part;

–	if any of the Obligors is a natural person: upon death of or appointment of a guardian over any of the Obligors or in the event of any change or the matrimonial property regime subject to which the Obligor is married without the prior approval of the Bank;

–	upon transfer of (part of) the business of any of the Obligors or of the control in the business of (any of) the Obligors without the prior permission of the Bank;

–	if a third party imposes seizure on (part of) the goods of any of the Obligors;

–	if any of the events described in Sub-clauses 4(c) and 4(d) of this Facility Agreement: Definitions, Terms and Condition occurs or is likely to occur;

–	if any representation or statement made or deemed to be made by an Obligor in the Facility Agreement or any of the Security Documents or other document delivered by or on behalf of any Obligor under or in connection with the Facility Agreement is or proves to have been incorrect or misleading in any material respect.
7.	Termination and Demand

Upon termination or demand of the indebtedness and/or outstanding, any and all amounts outstanding under the Facility shall be immediately due and payable by the Client(s) and the Client(s) shall be obliged to place cash collateral for the full amount of any contingent liabilities incurred by the Bank pursuant to the Facility. The Facility Agreement, Facility Agreement: Definitions, Terms and Conditions and General Banking Conditions and the Security Documents will remain in effect as long as the Client(s) has not performed their commitments to the Bank under any heading whatsoever.

8.	Assignment and Transfer

8.1	You may not assign or transfer any of your rights or obligations under the Facility Agreement or any of the Security Documents nor may you disclose any details hereof to any third party without the Bank’s prior written consent.

8.2	We may on giving written notice to you assign or transfer all or any of our rights and obligations under the Facility Agreement and/or any of the Security Documents provided that the effect thereof is not to impose further costs on you. You will enter into all documents specified by us to be necessary to give effect to any such assignment or transfer. We may upon giving written notice to you change our lending office at any time.

Facility Agreement: Definitions, Terms and Conditions
8.3	The Facility Agreement and each of the Security Documents shall be binding upon and enure for the benefit of you and us and our respective successors.

9.	Communications

9.1	Any communication to be made between the Bank and the Client(s) shall be made in writing by fax or letter to the addresses and numbers indicated in the Facility Agreement.

9.2	Where notices and other communications and/or instructions under the Facility are given by you to the Bank by facsimile transmission you hereby undertake and agree that, notwithstanding that the signature of any person(s) signing such notices, communications or instructions appears only as a facsimile copy, the Bank may rely upon such notice, communication or instruction and that you shall indemnify the Bank from and against all loss, costs, damages, expenses including legal fees and demands of whatever nature which the Bank may incur or sustain or which may result from the Bank having complied with any such notice, communication or instruction whether or not any account becomes overdrawn or closed in consequence or any signature is forged or the notice, communication or instruction is otherwise given, issued, sent or signed without due authority from you and you hereby waive all rights that you may have to renounce forged or unauthorised notices, communications or instructions and the Bank shall have no liability to you for acting upon such notices, communications or instructions.

9.3	Notwithstanding the indemnity provided by you to the Bank under Sub-clause 9.2, the Bank has the right to decline, at its sole discretion, to act on any notices, communications or instructions by facsimile until the same is confirmed in writing to the Bank’s satisfaction.

9.4	Every certificate, notice or demand sent by facsimile shall be deemed to have been received at the time of despatch thereof (provided that it is sent during working hours of a business day in the country of the recipient, otherwise on the next following business day) or if given by means of a judicial act served in accordance with the laws of the addressee. Every certificate, notice or demand by letter shall not be deemed to have been received unless and until actually delivered.

10.	No waivers, remedies cumulative

No failure or delay on our part to exercise any power right or remedy under the Facility Agreement shall operate as a waiver thereof nor shall any single or partial exercise by us of any power right or remedy preclude any other or further exercise thereof or the exercise of any other power right or remedy. The remedies provided in the Facility Agreement are cumulative and are not exclusive of any remedies provided by law.

11.	Partial invalidity

The illegality, invalidity or un-enforceability of any provisions of the Facility Agreement to be provided hereunder shall not affect the legality, validity or enforceability of any other provision.

CHS EUROPE S.A.
- and -
FORTIS BANK (NEDERLAND) N.V.

GENERAL ASSIGNMENT OF RECEIVABLES

THIS GENERAL ASSIGNMENT OF RECEIVABLES is made
BETWEEN:
(1)	CHS EUROPE S.A. (the “Company”), a company incorporated in Geneva, Switzerland whose registered office is Avenue des Morgines 12, 1213 Petit-Lancy, Switzerland as ASSIGNOR; and

(2)	FORTIS BANK (NEDERLAND) N.V. (the “Bank”), a company incorporated in The Netherlands whose registered office is at Blaak 555, 3011 GB, Rotterdam, The Netherlands as ASSIGNEE.
WHEREAS the Bank has agreed to make available or to continue to make available to the Company loans or advances or other banking facilities or instruments subject to the terms set out in the Facility Agreement (as defined below). The Company has agreed in consideration thereof to assign to the Bank the Receivables more particularly described in this General Assignment of Receivables Agreement (the “Agreement”) and subject to the terms and conditions set out herein.
1.	Definitions

“Debtor”	Means any person, firm or company which is or may become indebted to the Company in respect of any Receivables and prospective Receivables.

“Designated Account”	Means such account of the Bank as the Bank may, at its sole discretion, determine from time to time.

“Facility Agreement”	Means the Facility Agreement between the Company and the Bank dated 18 April 2008, as may be amended and/or supplemented and/or replaced from time to time.

“Losses”	Means all losses, costs, damages, expenses, including but not limited to legal fees, taxes, bank charges, stamp duties and all other liabilities, actions, claims and demands whatsoever.

“Receivables”	Means all moneys due or to become due to the Company by a Debtor, payable now or in the future, arising from or in any way related to Transactions for which the Bank has provided financing (whether directly or indirectly) under or pursuant to the terms of the Facility Agreement (including, without limitation, sales receivables, insurance claims, claims under Letters of Indemnity, etc...), together with all ancillary rights in relation to the goods including but not limited to retention of title, rights of lien, stoppage in transit, recovery of possession and all rights, benefits and actions under insurance contracts, drafts, undertakings or guarantees and all other securities given to the Company in relation to the receivables,

“Secured Liabilities”	Means all present and future outstanding indebtedness, obligations and liabilities of the Company to the Bank whether actual, contingent, joint or several including, without limitation, all expenses, legal fees, taxes and any charges or costs incurred by the Bank in relation to the Facility Agreement.

“Transactions”	Means any current or future trade or trade related transactions entered into by the Company with any Debtor, including (without limitation) the purchase and sale of grains and edible oil.
2.	Assignment
2.1	The Company, with full title guarantee, assigns (within the meaning of Article 164 et seq. of the Swiss Code of Obligations) herewith absolutely as a first priority assignment to the Bank all its right, title and interest in and to the Receivables as an independent and continuing security for the payment or discharge of the Secured Liabilities. This Assignment is in addition to, and without prejudice to, any other security the Bank may now or hereafter hold in respect of the Secured Liabilities.
3.	Re-Assignment
3.1	On repayment and discharge in full of the Secured Liabilities to the satisfaction of the Bank and on the condition that the Company remains under no obligation of any kind to the Bank,

the Bank shall, at the Company’s expense, reassign to the Company or its nominee such of the Receivables as may exceed the Secured Liabilities.
4.	Notification of the Assignment
4.1	Whenever the Bank may, at its sole discretion, deem necessary for purposes of the preservation and exercise of its rights under or pursuant to this Agreement and at any time (and from time to time) thereafter, the Bank shall be authorised at the Company’s expense, and in such form as the Bank may at its sole discretion deem appropriate, to give to the Debtors notification of the assignment, and to instruct the Debtors that payment must henceforth be made in a Designated Account.
5.	Undertakings
5.1	The Company hereby irrevocably undertakes as follows:
i.	To deliver to the Bank all the documents, as the Bank may direct, evidencing or relating to the Receivables forthwith on demand of the Bank;

ii.	To hold on a fiduciary basis (in accounts clearly denominated as such) for the Bank and separately from its own property any Receivables which shall fail to be assigned to the Bank effectively under this Agreement for any reason;

iii.	To deliver to the Bank, at the Bank’s first request, a print-out of the full names and addresses of the Debtors in respect of the Receivables outstanding as per the date of the Bank’s request;

iv.	To deliver to the Bank all such further information, documents, accounting records and data the Bank may from time to time reasonably request.

v.	To comply promptly with all instructions given by the Bank in relation to the assigned Receivables and the goods to which the Receivables relate.

vi.	Not to undertake anything which might endanger or have any whatsoever impact on the rights/position of the Bank in respect of the Receivables or the goods to which the Receivables relate without the prior written consent of the Bank.

vii.	To execute all such documents and do all such things as the Bank shall from time to time require in its absolute discretion to perfect, preserve, secure or enforce its rights pursuant to this Agreement or under any of the Receivables assigned to it.

viii.	The Company will notify the Bank of any event or circumstances which could reasonably be of importance to the Bank with a view to the preservation and exercise of the Bank’s rights under or pursuant to this Agreement, such as (without limitation): (i) the occurrence of events detrimental or potentially detrimental to the financial situation of the Company, (ii) the filing by the Company or any of its creditors of a petition for the bankruptcy or any other steps/actions made in connection with the insolvency or illiquidity of the Company, (ii) the occurrence of a situation of overindebtedness of the Company, (iii) the intended or actual material change in the Company’s activities, or (iv) the intended or actual termination of the Company’s commercial activities.
6.	Indemnity/Liability
6.1	The Company shall indemnify the Bank against all losses which the Bank may incur or sustain and which may be made against the Bank in connection with the performance/exercise of this Agreement or any breach of obligations under this Agreement.

6.2	The Bank, including but not limited to its agents, managers, officers, employees and advisers, shall not be liable under this Agreement for any claim, loss, expense, damage or delay howsoever caused and assumes no liability whatever and in connection with any of the Receivables or the contracts related to them, except for unlawful intent and gross negligence.

7.	Power of Attorney
7.1	The Company hereby irrevocably appoints the Bank as its attorney to execute, sign and register all documents, and to complete and endorse such instruments, to institute or defend such proceedings and perform such other acts in the name of the Company as the Bank may require to effect collection of or to perfect its title to any Receivable, and to secure performance of any of the Company’s obligations under this Agreement.

8.	Waiver Clause

8.1	No failure or delay on the Bank’s part to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise of any other power, right or remedy.

8.2	The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

9.	General Regulations

9.1	The illegality, invalidity or unenforceability of any provisions of this Agreement to be provided hereunder shall not affect the legality, validity or enforceability of any other provision.

9.2	The Agreement shall be valid, notwithstanding the liquidation, incapacity or any change in the constitution of the Bank or the Company.

9.3	The Agreement shall be binding on the Company and its successors but the Company may not assign or transfer all or any of its rights or obligations under this Agreement without the prior written consent of the Bank.

9.4	Any certificate, document or determination by the Bank as to any amount of Secured Liabilities pursuant to this Agreement shall save manifest error be conclusive and binding upon the Company.

9.5	This Agreement shall
i.	take effect on and from the date of signature hereof

ii.	not be amended or otherwise modified expect in writing signed by the authorised signatories of the Bank;

iii.	be construed such that words importing the plural shall import the singular and vice versa; that references to a person include references to its successors or assigns, agents or correspondents and that clause headings are for convenience only.
10.	Law and Jurisdiction

10.1	This Agreement is governed by and shall be construed in accordance with Swiss Law.

10.2	For the benefit of the Bank the Company irrevocably and unconditionally (a) agrees that any legal action or proceedings arising out of or in connection with this Agreement or any Obligation against the Company or any of its assets may be brought in the courts of [city in Switzerland], Switzerland, (b) submits to the jurisdiction of such courts and (c) (where the Company is incorporated in a jurisdiction outside the Switzerland) appoints the person specified for such purpose below to receive on its behalf service of any proceedings in such courts. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Company in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

10.3	The Company irrevocably waives any objection it may now or hereafter have to the commencement of any action or proceeding in any court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.

Name of Process Agent:
Address of Process Agent:
EXECUTED on                      2008 for and on behalf of the Company pursuant to a resolution of the Board of Directors dated                      2008.
[                                                            ]
authorised signatory
Name:
Title:
[                                                            ]
authorised signatory

Name:

Title:

EXECUTED by FORTIS BANK (NEDERLAND) N.V.

Authorised Signatory

Name:

Title:

Authorised Signatory

Name:

Title:

GENERAL PLEDGE AND ASSIGNMENT
THE UNDERSIGNED:
1.	CHS Europe S.A., a company under the laws of Switzerland, having its registered office at the following address: Avenue des Morgines 12, 1213 Petit-Lancy, Switzerland, hereinafter referred to as: the “Pledgor” and/or the “Borrower”;
and
2.	Fortis Bank (Nederland) N.V., a company under the laws of the Netherlands, established at Blaak 555, 3011 GB Rotterdam, The Netherlands, also having an office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands, hereinafter referred to as: the “Bank”,
HAVE AGREED AS FOLLOWS:
1.1	The Pledgor herewith grants the Bank a lien as continuing security with respect to all goods which will from case to case be designated in greater detail by special correspondence, hereinafter referred to as: the “Goods”, as well as all claims arising from titles, if any, issued on such Goods (such as bills of lading, warehouse warrants, etc.) and herewith assigns to the Bank, for the purpose of providing collateral security, all of its present or future credit balances, claims and other rights relating to said Goods or the titles representing them, in respect of third parties (such as shipping companies, warehouse companies, insurance companies, etc.). The Pledgor also assigns in particular to the Bank all claims arising from the sale of such Goods. Pledged items may be exchanged or substituted only with the consent to the Bank whereby the new items automatically serve as collateral security.

1.2	The pledged items as well as the assigned claims shall secure all claims of the Bank against the Borrower arising out of contracts already concluded or to be concluded in the future within the framework of existing business relationship between the Borrower and the Bank, including all the interest and commissions due and to become due thereon, as well as other court and out-of-court costs and expenses arising in connection therewith or with the disposal of the pledged items or assigned claims and other rights. The collateral security granted to one business office of the Bank also represents a lien as security for the claims of all other business offices of the Bank. In the event of coverall claims, the Bank decides which claim is to be covered by the collateral security or the proceeds from the disposal of the pledged items.

1.3	Should any decrease in value have occurred or be imminent in the Bank’s opinion or should the Bank, for other reasons, no longer regard the security as adequate with respect to its claims, the Borrower is obligated at any time, at the Bank’s option, either to improve the collateral’s in a manner thought fit by the Bank or to effect the requested repayments.

Initials Bank:	Intials Borrower:

Should the Borrower fail to meet this obligation, the Bank shall also be entitled, at its discretion, to dispose of the pledged items freely or by enforcement, whether or not its claim is then due and payable and without regard to the formalities provided in the Federal Code on Collection Proceedings and Bankruptcy or the legal provisions applicable at the place outside of Switzerland where disposal takes place, provided that reasonable notification has been given to the Borrower.
In the event that the Borrower is in default in respect of its other obligations to the Bank, the latter shall be entitled in equal manner to dispose of the pledged items freely or by enforcement.
1.4	The Pledgor hereby declares that it holds full title to the Goods, that it is empowered to pledge the Goods and that, except as stated at the foot of this document, no attachment has been levied upon the Goods and no pledge other than that in favour of the Bank, nor any right of usufruct, right of retention or any other right, by whatever name, has been vested in any third party.

2.1	The Pledgor further declares that the Goods which do not yet belong to the Pledgor have not already been surrendered or given in pledge to any party other than the Bank and nor any right of usufruct nor any other right has already been constituted thereon.

2.2	The Pledgor undertakes to ensure that, on its taking possession of the Goods, no limited rights have been retained by the supplier.

2.3	To the extent that the supplier of the Goods has made the transfer of title conditional upon the fulfilment of an obligation by the Pledgor, the Pledgor undertakes to fulfil that obligation properly and in due time, in order that an unassailable first pledge shall be created in favour of the Bank in accordance with this agreement.

3.	If and to the extent that the Goods are subject to one or more rights of pledge which take precedence over that vested in the Bank, the pledge will still vest in the Bank, without prejudice to its rights in respect of default by the Pledgor.

4.	Should the Goods still be in transit at the time the advance is granted, the Pledgor undertakes to endorse, as far as possible in blank, and to present to the Bank forthwith the related documents such as bills of lading, waybills and the like. These documents must be forwarded immediately to the Bank and, if transferable, be delivered by way of pledge into the possession of the Bank.

5.1	The Bank hereby grants the Pledgor permission to dispose of the Goods in the course of its normal business activities in accordance with their nature and/or purpose and on the customary conditions and at reasonable prices, provided that the pledge remains in force on all of the Goods up to the time of transfer of title to a third party. The Bank will have the right to withdraw this permission at all times. The permission shall be deemed to be withdrawn with immediate effect on the day on which a petition is made for the bankruptcy or suspension of payments with regard to the Borrower.

5.2	The Pledgor shall transfer the net proceeds arising from the sale of the pledged Goods

Initials Bank:	Intials Borrower:

to the Bank. If the Goods are not sold for cash, the Pledgor is obliged to grant a first pledge to the Bank of all receivables in respect of the transaction relating to the Goods and/or to forward to the Bank by way of pledge the bills of exchange or other trade bills, endorsed without restriction in favour of the Bank or to order.
5.3	Goods that may remain unsold must be stored by the Pledgor upon approval by the Bank whereby notification of the lien held by the Bank on such Goods must be given to the respective warehouse company or the like, where the Goods are stored.

6.1	The Pledgor shall at its own costs ensure that proper care is exercised in the custody of the Goods during shipment and storage, having due regard for the Bank’s interests. The Pledgor must keep the Goods in good condition and must take all necessary steps, including measures with regard to the premises or the part of the premises where the Goods are kept, to maintain the Goods in good condition.

6.2	The Pledgor will not, by any act or omission in respect of the Goods, cause the interests of the Bank, such at the Bank’s discretion, to be jeopardised.

6.3	In the event of the Pledgor failing to fulfil the obligations referred to in article 6.1. or article 6.2 above, the Bank is entitled, but not bound, to take such precautions itself at the expense and risk of the Pledgor. The Bank shall be entitled, in particular, to take all such actions and issue all such declarations in Switzerland and abroad which are necessary for the creation, maintenance and/or disposal of the collateral’s.

6.4	Where the Pledgor and the Borrower are not one and the same the Pledgor hereby irrevocably waives its rights to claim reimbursement from the Bank of expenses which it has incurred in respect of the Goods.

7.1	If it has not already done so, the Pledgor is obliged immediately to insure the Goods and keep them insured against the usual risks, to the Bank’s satisfaction. The Pledgor must on request submit the relevant insurance policy or policies to the Bank for inspection.

7.2	If no evidence is submitted to the Bank which demonstrates that the Goods have been insured to the Bank’s satisfaction, the Bank will itself be entitled if necessary to insure the Goods in its own name but at the expense of the Pledgor and/or the Borrower, at the Bank’s discretion.

7.3	The Pledgor assigns to the Bank all insurance claims with respect to the pledged items as well as all other claims to damages under private and public law (including expropriation compensation) for the purpose of providing collateral security and authorizes the Bank to effect the necessary notifications as well as to receive the aforementioned compensation for damages on its behalf and to issue receipt thereof with full legal effect. These powers do not expire upon the bankruptcy liquidation or the like of the Pledgor or for any other reasons stipulated in Article 35 of Swiss Federal Code of Obligations and are deemed to have been irrevocably conferred in the interest of the Bank.

Initials Bank:	Intials Borrower:

8.1	The Pledgor is obliged, as often as the Bank may require, to provide the Bank with a list of the Goods, duly signed by the Pledgor, stating the location or locations where the Goods are kept. The Bank is hereby authorised by the Pledgor to require such list of the Goods directly from the receiver/warehouse or the like.

8.2	Omission from any list of or failure to disclose one or more of the Goods may not be invoked as evidence that the Goods have not been pledged in favour of the Bank.

8.3	Notwithstanding clauses 8.1 and 8.2, the Pledgor hereby undertakes to the Bank as follows:
a.	it will deposit goods which make up the Goods only at the Warehouse or at any other warehouse previously approved by the Bank in writing;

b.	it will send to the Warehouse immediately upon delivery and storage of Goods a notice that the Goods are pledged in favour of the Bank and shall procure execution by the Warehouse of a confirmation in the format attached in Exhibit I hereto;

c.	it will be responsible for and promptly discharge all rent and other warehouse charges and will indemnify the Bank on first written demand for such rent or other warehouse charges paid by the Bank;

d.	it will procure that notice shall be given by the Warehouse to the Bank in writing, at least on a monthly basis, of any non-payment by the Pledgor of warehouse charges or other amounts due to the warehouse(s) for 60 days or more, or in the event of the imminent termination or expiration of the storage agreement.
8.4	The Pledgor will instruct the Warehouse operator holding the whole or part of the Goods for the Bank as pledgee to release the Goods only in accordance with the express prior written consent or instructions of the Bank, as well as to send the Bank every two weeks a written specification of all Goods released in the preceding week.

8.5	The Bank is also authorised to notify the assignment of claims to any debtor of the Pledgor at any time.

9.1	The Pledgor undertakes in all cases to notify the Bank immediately of any fact which may be relevant to the Bank in respect of the Goods or the Pledgor itself, such as an order to surrender Goods, bankruptcy, moratorium, attachment, dissolution, receivership or administration or the existence of any lien.

9.2	The Pledgor is in any event also obliged, in the cases referred to above, to notify the person demanding surrender of the Goods, the receiver in bankruptcy, the administrator, the bailiff making the attachment, the receiver or the lienholder of the existence of the pledge in favour of the Bank, failing which the Bank will be entitled to give such notification.

9.3	If the Pledgor is required to notify the appropriate executive authority of its inability to pay social insurance charges or taxes which it owes, or if it is obliged to notify the court under Article 725 of the Swiss Federal Code of Obligations, then the Pledgor is also obliged to notify the Bank immediately of such a fact.

10.	The Pledgor is obliged at all times to grant access to a person or persons designated by

Initials Bank:	Intials Borrower:

the Bank to the location or locations where the Goods are kept, to enable the Bank to ascertain the condition of the Goods.
11.	The Pledgor is obliged at all times, at the Bank’s request, to place all or part of the Goods, at the Bank’s discretion, immediately in the possession of the Bank or of a third party designated by the Bank.

12.	If the Borrower defaults in its obligation to the Bank, the Bank will be entitled to sell the Goods and recover the amount due from the proceeds.

13.	The Bank is not obliged to notify the Borrower, the Pledgor or any person who has constituted a pledge or usufruct or any other right or who levied an attachment on one or more of the Goods of the manner in which, the place where and the period within which the proposed sale is to take place, nor is the Bank obliged to give notice of the sale itself.

14.	Where the Pledgor and the Borrower are not one and the same, the Pledgor hereby irrevocably waives its right to demand that, if the Bank sells the Goods, the Goods or other items given by the Borrower as security are included in the sale and are collected or sold first.

15.1	The proceeds obtained from the sale of the Goods or part thereof will be applied by the Bank in reduction of the Borrower’s indebtedness towards the Bank or individual elements thereof in a sequence to be determined by the Bank.

15.2	The Bank is entitled to retain any surplus until all relations between the Borrower and the Bank have been terminated.

15.3	The Pledgor’s claim in this regard is hereby given in first pledge to the Bank, now and for the future, as security for payment of all amounts which may be owed at any time to the Bank by the Borrower in whatever regard, which pledge is hereby accepted by the Bank. This document will serve as notice of the pledge to the Bank.

16.1	The Pledgor hereby pledges to the Bank, as security for all amounts due from the Borrower to the Bank now and at any time in the future, in whatever regard, whether or not on current account and whether or not in the course of normal banking business, all rights which it may have against the Borrower by virtue of recourse or subrogation with respect to this agreement and further undertakes, immediately upon the Bank’s request, similarly to pledge as security as aforesaid all its claims on the Borrower by virtue of recourse or subrogation, if the Bank deems such to be desirable. The Bank may inform the Borrower of this pledge at any time.
16.2	Save in so far as the Bank may acquire a valid pledge on the claims which the Pledgor may have against the Borrower by virtue of recourse or subrogation in accordance with the provisions of paragraph 1 of this article, the Pledgor will subordinate such claims to all the Bank’s claims against the Borrower and the Pledgor will not demand payment of its claims in the event of the Borrower petitioning for moratorium or bankruptcy while any amount will be due from the Borrower to the Bank.

Initials Bank:	Intials Borrower:

17.	The Bank is only obliged to relinquish the pledge on request if, at the Bank’s discretion, all obligations of the Borrower towards the Bank have been fulfilled and the relationship between the Bank and the Borrower has been terminated.

18.	Subject to proof to the contrary, a duly signed extract from the Bank’s records shall be conclusive evidence of the Borrower’s indebtedness to the Bank. The Pledgor will at no time be entitled to suspend any obligations arising out of this agreement, even in cases where the amount due is disputed.

19.	All expenses incurred by the Bank — both legal expenses and other costs — in maintaining or exercising its rights by virtue of this agreement will be borne by the Pledgor.

20.	All communications of the Bank to the Borrower and/or the Pledgor are deemed to have been made with legal effect if dispatched to the last address notified by them to the Bank.

21.	This agreement is governed by Swiss law. The place of jurisdiction for law suits and other proceedings as well as the place of foreclosure is Zürich (1), Switzerland. However, the Bank may also sue the Pledgor at any other competent court or place of foreclosure.
Signed at                                                             , on                                                               2008.

1. CHS Europe S.A.

Name:		Name:

Title:		Title

2. Fortis Bank (Nederland) N.V	.

Name:		Name:

Title:		Title

Initials Bank:	Intials Borrower:

Annex: Exhibit I
EXHIBIT I

Initials Bank:	Intials Borrower:

< Letterhead Warehouse >
Fortis Bank (Nederland) N.V.
TCF/[     ]
P.O. Box 749
3000 AS Rotterdam
On request of [      <Pledgor>      ], we hereby confirm that we are storing for their account, not insured by us, the following Goods:

Description of Goods	Quality	Quantity

We have been informed that these Goods are financed by your bank and duly pledged to you pursuant to a deed of pledge signed by [     ] and Fortis Bank (Nederland) N.V. on [                                        ] 20
We undertake to hold these Goods to the order of Fortis Bank (Nederland) N.V.. We will release these Goods only in full compliance with your written instructions.
Furthermore, we undertake to transmit to you, every two weeks, the above mentioned confirmation quoting the Goods pledged to yourselves.
This letter is governed by the laws of Switzerland, place of jurisdiction is Zurich (1).
Date,                                          20
[   <Warehouse>   ]

(Firm stamp, signature)

Initials Bank:	Intials Borrower: